EX-FILING FEES

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

CyberOptics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$422,416,260	(1)	.0000927	$39,158	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$422,416,260
Total Fees Due for Filing				$39,158
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$39,158

(1)	Aggregate number of securities to which this transaction applies: As of September 12, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 7,934,245, which consists of (a) 7,420,209 shares of common stock entitled to receive the per share merger consideration of $54.00; (b) 53,401 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $54.00; (c) 6,000 shares of common stock underlying outstanding restricted stock awards which may be entitled to receive the per share merger consideration of $54.00; (d) 332,212 shares of common stock underlying outstanding stock options which may be entitled to receive the per share merger consideration of $54.00 minus any applicable exercise price; and (e) 122,423 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 12, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 7,420,209 shares of common stock and the per share merger consideration of $54.00; (b) the product of 53,401 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $54.00; (c) the product of 6,000 shares of common stock underlying outstanding restricted stock awards and the per share merger consideration of $54.00; (d) the product of 332,212 shares of common stock underlying outstanding stock options and $35.84 (which is the difference between the per share merger consideration of $54.00 and the weighted average exercise price of $18.16) and (e) the product of 122,423 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $54.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.